Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2008, (which expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 and Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) relating to the financial statements of CuraGen Corporation and the effectiveness of CuraGen Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CuraGen Corporation for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

July 25, 2008